Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Anthony Galici

Executive Vice President, Chief Financial Officer

(860) 286-1307

agalici@indusrt.com

Ashley Pizzo

Vice President, Capital Markets & Investor Relations

(212) 218-7914

apizzo@indusrt.com

INDUS ANNOUNCES FISCAL 2021 SECOND QUARTER RESULTS

NEW YORK, NEW YORK (August 9, 2021) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”), a U.S. based industrial/logistics REIT, today reported financial results for the three months ended June 30, 2021 (the “2021 second quarter”).

2021 Second Quarter & Recent Highlights

●	Net loss of $1.2 million for the 2021 second quarter compared to a net loss of $0.7 million for the three months ended June 30, 2020 (the “2020 second quarter”)
●	Net Operating Income (“NOI”)[1] of $7.3 million for the 2021 second quarter as compared to $6.8 million for the 2020 second quarter
●	Cash NOI[2] for industrial/logistics properties of $6.1 million for the 2021 second quarter as compared to $5.4 million for the 2020 second quarter
●	Industrial/logistics portfolio was 95.3% leased; stabilized[3] industrial/logistics portfolio was 99.4% leased
●	Acquired two industrial/logistics buildings, one in Charlotte, North Carolina (395,000 square feet) and one in the Lehigh Valley of Pennsylvania (127,500 square feet), for a combined purchase price of $53.7 million; subsequent to quarter end, acquired an industrial/logistics building in Lakeland, Florida (139,500 square feet) for $17.8 million
●	Acquired approximately 14 acres of undeveloped land in Orlando, Florida for $5.25 million, upon which the Company plans to construct two industrial/logistics buildings totaling approximately 195,000 square feet
●	Entered into an agreement to sell approximately 670 acres of land in Granby and East Granby, Connecticut that comprise the Connecticut Nursery Farm, for anticipated proceeds of $10.3 million, if consummated
●	Subsequent to quarter end, entered into an agreement for a new secured revolving credit facility of up to $100 million to replace the Company’s former revolving credit facility and acquisition facility
●	Subsequent to quarter end, entered into an agreement to acquire, for a purchase price of $31.5 million, an under-construction, approximately 184,000 square foot industrial/logistics portfolio in Nashville, Tennessee
●	Subsequent to quarter end, entered into an agreement to acquire, for a purchase price of $2.25 million, approximately 10.6 acres of undeveloped land in the Lehigh Valley, upon which INDUS intends to construct, on speculation, an approximately 90,000 square foot industrial/logistics building

2021 Second Quarter Results of Operations

INDUS reported total rental revenue of approximately $9.8 million for the 2021 second quarter, as compared to approximately $9.3 million for the 2020 second quarter. The approximately $0.5 million increase in rental revenue was

1 NOI is not a financial measure in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). For additional information, see “Note Regarding Non-GAAP Financial Measures.”

2 Cash NOI is not a financial measure in conformity with U.S. GAAP. For additional information, see “Note Regarding Non-GAAP Financial Measures.”

3 Stabilized properties reflect buildings that have reached 90% leased or have been in service for at least one year since development completion or acquisition date, whichever is earlier. 7800 Tuckaseegee Road, which was 50.1% leased as of June 30, 2021, was acquired on June 28, 2021, and is not included in the Stabilized Properties pool for the 2021 second quarter.

principally due to new leases of first generation space and second generation leases in the 2021 second quarter that were either not in place or were in place for only a portion of the 2020 second quarter.

Net Operating Income (“NOI”), which is defined as rental revenue less operating expenses of rental properties and real estate taxes, increased to approximately $7.3 million in the 2021 second quarter, from approximately $6.8 million in the 2020 second quarter. Net Operating Income on a cash basis (“Cash NOI”) for the 2021 second quarter was approximately $6.8 million, as compared to approximately $6.2 million for the comparable prior year period. The $0.5 million increase in NOI and the $0.6 million increase in Cash NOI both principally reflected the increase in rental revenue as described above.

NOI and Cash NOI for INDUS’s industrial/logistics properties and total portfolio were as follows:

($ in 000s)	For the Three Months Ended			For the Six Months Ended
	June 30, 2021	June 30, 2020	Increase	June 30, 2021	June 30, 2020	Increase
Industrial/logistics portfolio:
NOI	$6,458	$5,884	9.8%	$12,787	$11,415	12.0%
Cash NOI	$6,055	$5,398	12.2%	$11,988	$10,620	12.9%

Total portfolio:
NOI	$7,250	$6,774	7.0%	$14,257	$13,083	9.0%
Cash NOI	$6,831	$6,188	10.4%	$13,401	$11,965	12.0%

General and administrative expenses increased to approximately $2.7 million in the 2021 second quarter from approximately $2.4 million in the 2020 second quarter, principally reflecting increases of employee compensation expenses, one-time maintenance expense for the removal of barns on undeveloped land and all other general and administrative expenses, partially offset by an approximate $0.2 million expense decrease related to INDUS’s non-qualified deferred compensation plan.

INDUS incurred a net loss of approximately $1.2 million in the 2021 second quarter, as compared to a net loss of approximately $0.7 million for the 2020 second quarter. In addition to the higher general and administrative expenses as described above, the largest factor contributing to the higher net loss was a loss in the 2021 second quarter of approximately $1.0 million from the change in the fair value of financial instruments that were issued on August 24, 2020.

Leasing Activity

During the 2021 second quarter, INDUS executed one industrial/logistics lease totaling approximately 4,800 square feet at its recently renovated property located at 170 Sunport Lane (“170 Sunport”) in the Orlando market. As of June 30, 2021, approximately 27,000 square feet at 170 Sunport remains vacant. In addition to this vacancy, INDUS has approximately 197,500 square feet of vacancy that was added to its industrial/logistics portfolio through the Company’s newest value-add acquisition in the Charlotte market completed in June 2021.

As of June 30, 2021, INDUS’s thirty-two industrial/logistics buildings aggregated approximately 4,729,000 square feet and represented 92.5% of INDUS’s total real estate portfolio. As a result of the activity described above, INDUS’s in-service industrial/logistics portfolio’s percentage leased was as follows:

e
	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Aug. 31, 2020
Percentage Leased	95.3%	99.2%	94.5%	94.3%
Percentage Leased – Stabilized Properties	99.4%	99.2%	95.7%	99.7%

In the 2021 second quarter, INDUS completed two lease extensions of office/flex space that resulted in a net expansion of approximately 11,000 square feet under lease which was offset by a previous tenant vacating 11,000 square feet. INDUS’s ten office/flex buildings, which aggregate approximately 385,000 square feet and comprise 7.5% of INDUS’s total real estate portfolio, were 70.8% leased as of June 30, 2021, as compared to eleven office/flex buildings at 71.3% leased on March 31, 2021.

Acquisition & Development Pipeline

On April 13, 2021, INDUS purchased an approximately 14 acre parcel of undeveloped land in Orlando, Florida (the “Jetport Land”) for a purchase price of $5.25 million, before transaction costs. INDUS plans to construct two industrial/logistics buildings totaling approximately 195,000 square feet on the Jetport Land.

On May 12, 2021, INDUS purchased a 127,500 square foot industrial/logistics building on approximately 13.7 acres of land in the Lehigh Valley of Pennsylvania for a purchase price of $11.7 million, before transaction costs (the “Lehigh Valley Acquisition”). The Lehigh Valley Acquisition is fully leased through November 2022 to a single tenant and has a 4.5% in-place cash capitalization rate (first full year Cash NOI/purchase price). The Lehigh Valley Acquisition increased the Company’s Lehigh Valley industrial/logistics portfolio to seven buildings totaling approximately 1.4 million square feet, not including properties in the Company’s development pipeline.

On June 28, 2021, INDUS purchased a recently constructed, 50.1% leased, approximately 395,000 square foot industrial/logistics building in Charlotte, North Carolina for a purchase price of $42.0 million, before transaction costs (the “Charlotte Acquisition”). The Company has estimated an underwritten stabilized yield of 4.5% on the property. The Charlotte Acquisition increased the Company’s Charlotte industrial/logistics portfolio to four buildings totaling approximately 1.0 million square feet, not including the approximately 141,000 square foot build-to-suit warehouse currently under construction that is expected to be completed by September 30, 2021 (the “Charlotte Build-to-Suit”).

Subsequent to June 30, 2021, INDUS completed the following activities:

●	Closed on the purchase of a 139,500 square foot, fully leased industrial/logistics building in Lakeland, Florida for a purchase price of $17.8 million, before transaction costs (the “Lakeland Acquisition”), which equates to an in-place capitalization rate of approximately 4.0%. The Lakeland Acquisition increased the Company’s Central Florida industrial/logistics portfolio to four buildings totaling approximately 416,000 square feet, not including properties in the Company’s development pipeline.

●	Entered into an agreement (the “Forward Purchase Agreement”) to acquire, for a purchase price of $31.5 million, an under-construction, approximately 184,000 square foot industrial/logistics portfolio in Nashville, Tennessee (the “Nashville Acquisition”). The Nashville Acquisition is being developed on speculation by the seller and, upon completion, will be comprised of two buildings located in close proximity to downtown Nashville. Under the terms of the Forward Purchase Agreement, INDUS expects to close on the Nashville Acquisition by the end of fiscal 2021 (see press release issued today titled “INDUS Announces Agreement to Acquire a Two-Building Industrial/Logistics Portfolio”).

●	Entered into an agreement (the “Purchase Agreement”) to acquire, for a purchase price of $2.25 million, approximately 10.6 acres of undeveloped land in the Lehigh Valley of Pennsylvania (the “Lehigh Valley Land”). Under the terms of the Purchase Agreement, INDUS expects to close on the Lehigh Valley Land upon receipt of the requisite entitlements, estimated to be during the first half of fiscal 2022. Subsequent to closing on the Lehigh Valley Land, INDUS expects to begin construction, on speculation, of an approximately 90,000 square foot industrial/logistics building (see press release issued today titled “INDUS Announces Agreement to Acquire Land for Development”).

Closings on the purchases of the Nashville Acquisition and the Lehigh Valley Land are each subject to a number of contingencies including the satisfactory completion of due diligence by INDUS. There can be no guarantee that the Nashville Acquisition or the acquisition and the development of the Lehigh Valley Land will be completed under current terms, anticipated timelines, or at all.

The following is a summary of INDUS’s development pipeline for its industrial/logistics portfolio as of August 6, 2021:

		Building		Estimated
Project	Market	Size (SF)	Type	Completion
Owned Land
Charlotte Build-to-Suit	Charlotte, NC	141,000	Build-to-Suit	Q3 2021
Chapmans Road	Lehigh Valley, PA	103,000	Speculative	Q4 2021
110 Tradeport Drive	Hartford, CT	234,000	67% Pre-leased	Q2 2022
Jetport (Landstar Blvd.)	Orlando, FL	195,000	Speculative	Q3 2022

Land Under Purchase & Sale Agreement
First & Second Allentown Purchase Agreements	Lehigh Valley, PA	206,000	Speculative	Q4 2022
Lehigh Valley Land	Lehigh Valley, PA	90,000	Speculative	Q2 2023
Total		969,000

INDUS expects that the total development and stabilization costs of developments in its pipeline will total approximately $131.5 million, of which approximately $35.7 million has been expended through June 30, 2021. The Company has underwritten a weighted average stabilized Cash NOI yield between 5.8% - 6.3% 4 on its development pipeline. Actual initial full year stabilized Cash NOI yields may vary from INDUS’s underwritten stabilized Cash NOI yield ranges based on the actual total cost to complete a project or acquire a property and its actual initial full year stabilized Cash NOI.

Dispositions

During the 2021 second quarter, INDUS completed the sale of its approximately 7,200 square foot restaurant building in the Hartford market (previously included in the office/flex portfolio) to the tenant of the building for approximately $0.6 million, in addition to the sale of two small parcels of undeveloped land in separate transactions.

Also during the 2021 second quarter, INDUS entered into agreements to sell a number of non-core properties and undeveloped land, including:

●	On April 29, 2021, INDUS entered into an agreement (the “Blue Hills Sale Agreement”) to sell an approximately 165,000 square foot industrial/logistics building (“1985 Blue Hills”) and two adjacent parcels of undeveloped land aggregating approximately 39 acres in the Hartford market for a purchase price of $18.0 million. Under the terms of the Blue Hills Sale Agreement, closing shall be no later than December 15, 2021. 1985 Blue Hills had a mortgage balance of approximately $5.0 million as of June 30, 2021, which INDUS intends to repay with proceeds from this sale.

●	On June 1, 2021, INDUS entered into an agreement (the “CT Nursery Farm Sale Agreement”) to sell approximately 670 acres of land in Granby and East Granby, Connecticut that comprise the Connecticut Nursery Farm for proceeds of $10.3 million. The Connecticut Nursery Farm is currently under a lease, to a nursery operator, that is scheduled to expire on December 31, 2023. Under the terms of the CT Nursery Farm Sale Agreement, INDUS expects to close on the disposition of the Connecticut Nursery Farm by the end of the 2021 fourth quarter.

4 As a part of INDUS’s standard development and acquisition underwriting process, INDUS analyzes the targeted initial full year stabilized Cash NOI yield for each development project and acquisition target and establishes a range of initial full year stabilized Cash NOI yields, which it refers to as “underwritten stabilized Cash NOI yields.” Underwritten stabilized Cash NOI yields are calculated as a development project’s or acquisition’s initial full year stabilized Cash NOI as a percentage of its estimated total investment, including costs to stabilize the buildings to 95% occupancy (other than in connection with build-to-suit development projects and single tenant properties). INDUS calculates initial full year stabilized Cash NOI for a development project or acquisition by subtracting its estimate of the development project’s or acquisition’s initial full year stabilized operating expenses, real estate taxes and non-cash rental revenue, including straight-line rents (before interest, income taxes, if any, and depreciation and amortization), from its estimate of its initial full year stabilized rental revenue.

In summary, as of August 6, 2021, INDUS has agreements to sell the following non-core building and undeveloped land parcels:

($ in millions)				Estimated	Sale
Name	Type	Location	Property Size	Closing	Price
1975, 1985 & 1995 Blue Hills Ave	Industrial & Land	Windsor, CT	165,000 SF and 39 acres	Q4 2021	$18.0
Subtotal Gross Proceeds of Property Dispositions Under Agreement, if Consummated					$18.0

Florida Nursery Farm	Land	Quincy, FL	1,066 acres	Q3 2021	$1.1
Stratton Farms Residential Parcels[5]	Land	Suffield, CT	6 acres (7 lots)	Q3 2021	$0.4
Connecticut Nursery Farm	Land	E. Granby/Granby, CT	670 acres	Q4 2021	$10.3
Meadowood Residential Parcels	Land	Simsbury, CT	277 acres	Q4 2021	$5.4
East Granby / Windsor Parcels	Land	E. Granby / Windsor, CT	280 acres	2022	$6.0
Total Gross Proceeds of Land & Property Dispositions Under Agreement, if Consummated					$41.2

During the 2021 second quarter, INDUS entered into an agreement to sell three office/flex properties totaling approximately 210,000 square feet along with an adjacent 8 acre parcel of land for $6.6 million.  Subsequent to quarter end, the prospective buyer terminated the agreement. The Company expects to continue to seek a buyer for all or a portion of these properties.

The completion of the sales contemplated under these agreements is subject to satisfactory completion of due diligence by the buyers, among other contingencies. There can be no guarantee that the transactions contemplated will be completed under their current terms, or at all.

Liquidity & Capital Resources

As of June 30, 2021, the Company had $66.2 million of cash and no borrowings under the Company’s revolving credit facilities with Webster Bank, N.A. (the “Former Credit Facilities”). Subsequent to quarter end, on August 5, 2021, the Company’s Operating Partnership (see below), and the Company, as parent guarantor, entered into an agreement for a new secured revolving credit facility of up to $100 million (the “New Credit Facility”) that replaced its Former Credit Facilities. JPMorgan Chase Bank, N.A. (“JPMorgan”) and Citibank, N.A. (“Citibank”) were the Joint Lead Arrangers and Joint Book Runners, with JPMorgan as Administrative Agent, and Citibank as Syndication Agent. BMO Harris Bank, N.A., KeyBank National Association and Morgan Stanley Senior Funding, Inc. also participated in the New Credit Facility.

The New Credit Facility has a three-year term with two one-year extensions at the Company’s option. The New Credit Facility also includes an uncommitted incremental facility, which would enable the New Credit Facility to be increased up to $250 million in the aggregate. Borrowings under the New Credit Facility will bear interest subject to a pricing grid for changes in the Company’s total leverage.  Based on the Company’s current leverage, the initial annual interest rate under the New Credit Facility is one-month LIBOR plus 1.20% compared to a rate of one-month LIBOR plus 2.50% and one-month LIBOR plus 2.75% under its former revolving credit line and acquisition credit line, respectively, immediately prior to entering into the New Credit Facility.

On May 7, 2021, a subsidiary of INDUS entered into a construction loan agreement (the “2021 JPM Construction Loan”) with JPMorgan to provide a portion of the funds for the development costs of the Charlotte Build-to-Suit. Total borrowings under the JPM Construction Loan will be the lesser of $28.4 million or 67.5% of the total project cost (as defined) of the

5 The sale of the 16 Stratton Farms residential parcels for a total of approximately $0.9 million will be completed in two parts. The sale of the first 9 lots closed in February 2021 and accounted for approximately $0.5 million of the gross sales price. The sale of the remaining 7 lots is expected to close in the 2021 third quarter and represents approximately $0.4 million of the total gross sales price.

Charlotte Build-to-Suit. The term of the 2021 JPM Construction Loan is two years, with a one-year extension at the Company’s option. Interest under the 2021 JPM Construction Loan, to be adjusted monthly, is one-month LIBOR plus 1.65%, reduced to one-month LIBOR plus 1.40% upon completion of the Charlotte Build-to-Suit and commencement of rental payments by Amazon. As of June 30, 2021, there were no borrowings outstanding under the 2021 JPM Construction Loan. Through August 6, 2021, approximately $9.6 million was drawn on the 2021 JPM Construction Loan.

.

On June 28, 2021, INDUS Realty Trust, LLC, a Maryland LLC and a wholly-owned subsidiary of the Company, was converted into a Maryland limited partnership and the entity’s name was changed from INDUS Realty Trust, LLC to INDUS RT, LP (the “Operating Partnership”). The Operating Partnership is 99% owned by the Company as the general partner, and 1% owned by INDUS RT, LLC as limited partner, a Maryland limited partnership, which is 100% owned by the Company. The Operating Partnership structure provides additional capital flexibility for INDUS, as it will allow the Company to offer shares in its Operating Partnership (“OP Units”) to sellers of real estate assets in exchange for ownership of those assets. Sellers may hold OP Units pursuant to their own tax deferral strategies or may convert the OP Units into shares of the Company’s common stock, subject to certain conditions.

Subsequent to quarter end, on July 9, 2021, INDUS and its Operating Partnership filed an updated universal shelf registration statement on Form S-3 (the “Universal Shelf”) with the Securities and Exchange Commission. Under the Universal Shelf, INDUS or its Operating Partnership may offer and sell up to $500 million of a variety of securities during the three year period that will commence upon the effective date of the Universal Shelf, which has not yet occurred.

Second Quarter Earnings Conference Call, Earnings Supplement and Investor Presentation

INDUS is hosting a live earnings conference call that will take place tomorrow, August 10, 2021, at 11:00 am Eastern Time, to discuss its 2021 second quarter financial and operating results and to provide a business update. Supplemental materials containing additional financial and operating information will be available on INDUS’s website at the start of the call. All investors and other interested parties are invited to either dial in to the call (to participate in live Q&A) or log in to a listen-only webcast which, together with the supplemental information, can be accessed via the Investors section of INDUS’s website at www.indusrt.com/investors or by calling the following numbers:

PARTICIPANT DIAL IN (TOLL FREE): 1-866-777-2509

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5413

An archived recording of the webcast will be available for three months under the Investors section of INDUS’s website at www.indusrt.com.

About INDUS

INDUS is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/logistics properties. INDUS owns 43 buildings totaling approximately 5.3 million square feet (including 33 industrial/logistics buildings aggregating approximately 4.9 million square feet) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,400 acres of undeveloped land.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include INDUS’s beliefs and expectations regarding future events or conditions including, without limitation, statements regarding INDUS’s intention to elect to be taxed as a REIT, the completion of acquisitions and dispositions under agreements, any sales of securities under the Universal Shelf, construction and development plans and timelines, the estimated underwritten stabilized Cash NOI of its developments and Cash NOI yield estimates, expected total development and stabilization costs of developments in INDUS’s pipeline, anticipated leasing activity, and expected capital availability and liquidity. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in INDUS’s Annual Report on Form 10-K for the fiscal year ended November 30, 2020, filed with the SEC on February 18, 2021. INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Note Regarding Non-GAAP Financial Measures:

The Company uses NOI, Cash NOI, NOI of Industrial/Logistics Properties and Cash NOI of Industrial/Logistics Properties, as supplemental non-GAAP performance measures. Management believes that the use of these measures combined with net income (loss) (which remains the Company’s primary measure of performance), improves the understanding of the Company’s operating results among the investing public and makes comparisons of operating results to other REITs more meaningful.

NOI is a non-GAAP measure that includes the rental revenue and operating expense directly attributable to the Company’s real estate properties. NOI of Industrial/Logistics Properties is NOI excluding NOI for the Company’s non-industrial/logistics properties. The Company uses NOI and NOI of Industrial/Logistics Properties as supplemental performance measures because, in excluding real estate depreciation and amortization expense, general and administrative expenses, interest expense, gains (or losses) on the sale of real estate and other non-operating items, they provide a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that NOI and NOI of Industrial/Logistics Properties will be useful to investors as a basis to compare its operating performance with that of other REITs. However, because NOI and NOI of Industrial/Logistics Properties excludes depreciation and amortization expense and captures neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties (all of which have real economic effect and could materially impact the Company’s results from operations), the utility of NOI and NOI of Industrial/Logistics Properties as measures of the Company’s performance is limited. Other equity REITs may not calculate NOI or NOI of Industrial/Logistics Properties in a similar manner and, accordingly, the Company’s NOI and NOI of Industrial/Logistics Properties may not be comparable to such other REITs’ NOI. Accordingly, NOI and NOI of Industrial/Logistics Properties should be considered only as a supplement to net income (loss) as a measure of the Company’s performance. NOI and NOI of Industrial/Logistics Properties should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs. NOI and NOI of Industrial/Logistics Properties should not be used as a substitute for cash flow from operating activities in accordance with U.S. GAAP.

Cash NOI is a non-GAAP measure that the Company calculates by adding or subtracting non-cash rental revenue, including straight-line rental revenue, from NOI. Cash NOI of Industrial/Logistics Properties is Cash NOI excluding NOI for the Company’s non-industrial/logistics properties. The Company uses Cash NOI and Cash NOI of Industrial/Logistics Properties, together with NOI and NOI of Industrial/Logistics Properties, as supplemental performance measures. Cash NOI and Cash NOI of Industrial/Logistics Properties should not be used as measures of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs. Cash NOI and Cash NOI of Industrial/Logistics Properties should not be used as a substitute for cash flow from operating activities computed in accordance with U.S. GAAP.

INDUS REALTY TRUST, INC.

Consolidated Statements of Operations

(dollars in thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Rental revenue	$9,836	$9,270	$19,923	$18,132

Expenses:
Operating expenses of rental properties	1,132	1,080	2,765	2,252
Real estate taxes	1,454	1,416	2,901	2,797
Depreciation and amortization expense	3,424	3,509	6,767	6,815
General and administrative expenses	2,724	2,413	5,694	4,556
Total operating expenses	8,734	8,418	18,127	16,420

Other income (expense):
Interest expense	(1,711)	(1,836)	(3,460)	(3,676)
Change in fair value of financial instruments	(979)	—	(719)	—
Gain on sales of real estate assets	322	115	342	699
Investment and other income	115	1	122	26
	(2,253)	(1,720)	(3,715)	(2,951)

Loss before income tax benefit	(1,151)	(868)	(1,919)	(1,239)
Income tax benefit	—	174	—	259
Net loss	$(1,151)	$(694)	$(1,919)	$(980)

Basic and diluted net loss per common share	$(0.15)	$(0.14)	$(0.27)	$(0.19)

INDUS REALTY TRUST, INC.
Non-GAAP Reconciliations – NOI and Cash NOI

(dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net loss	($ 1,151)	($ 694)	($ 1,919)	($ 980)
Income tax benefit	-	(174)	-	(259)
Pretax loss	(1,151)	(868)	(1,919)	(1,239)
Exclude:
Depreciation and amortization expense	3,424	3,509	6,767	6,815
General and administrative expenses	2,724	2,413	5,694	4,556
Interest expense	1,711	1,836	3,460	3,676
Change in fair value of financial instruments	979	-	719	-
Gain on sales of real estate assets	(322)	(115)	(342)	(699)
Impairment loss	-	-	-	-
Other expense	-	-	-	-
Investment and other income	(115)	(1)	(122)	(26)
Gain on insurance recovery	-	-	-	-
NOI	7,250	6,774	14,257	13,083
Noncash rental revenue including straight-line rents	(419)	(586)	(856)	(1,118)
Cash NOI	$ 6,831	$ 6,188	$ 13,401	$ 11,965

NOI	$ 7,250	$ 6,774	$ 14,257	$ 13,083
Exclude:
Rental revenue from non-industrial/logistics properties	(1,470)	(1,533)	(2,913)	(3,068)
Operating expenses of non-industrial/logistics properties	481	425	1,048	964
Real estate taxes of non-industrial/logistics properties	197	218	395	436
NOI of Industrial/Logistics Properties	6,458	5,884	12,787	11,415
Noncash rental revenue including straight-line rents of industrial/logistics properties	(403)	(486)	(799)	(795)
Cash NOI of Industrial/Logistics Properties	$ 6,055	$ 5,398	$ 11,988	$ 10,620